EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between SEMCO Energy Inc., a Michigan corporation (the “Company”), and Peter F. Clark (“Executive”).

WHEREAS, Executive desires to be employed by the Company as Senior Vice President and General Counsel; and

WHEREAS, the Company desires to employ Executive, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the compensation and other benefits of Executive’s employment by the Company and the recitals, mutual covenants and agreements hereinafter set forth, Executive and the Company agree as follows:

1.    Employment Services.

1.1.    Executive is hereby employed by the Company effective September 20, 2004 (the “Effective Date”), and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth. Executive shall be employed by the Company as Senior Vice President and General Counsel, reporting to the President and Chief Executive Officer, with such authority, duties, and responsibilities as are customarily given to persons in such positions at a company with publicly-traded securities, including (without limitation), advising and representing the Company as its chief legal officer, managing all of the Company’s legal matters and its relationships with outside counsel, and serving as a member of the Company’s senior management team.

1.2.    Executive agrees that throughout Executive’s employment with the Company, Executive will (i) faithfully render such services as may be reasonably required of Executive by the Company, (ii) devote Executive’s entire business time, good faith, best efforts, ability, skill and attention to the Company’s business, and (iii) follow and act, in all material respects, in accordance with all of the rules, policies and procedures of the Company. Executive shall serve on a full-time basis, provided, however, that it shall not be a violation of this Agreement for Executive to serve on corporate, industry trade group, civic or charitable boards or committees with the consent of the President and Chief Executive Officer and so long as such activities do not materially interfere with the performance of Executive’s responsibilities to the Company.

2.    Employment At Will. Executive and the Company agree that Executive’s employment with the Company is at will and is not for any specified term, and thus either Executive or the Company may terminate the employment relationship with or without notice or reason at any time.

3.    Compensation. During Executive’s employment:

3.1.    Base Salary. The Company shall pay Executive as compensation for his services an annual base salary (as it may change from time to time, “Base Salary”), payable in accordance with the Company’s usual payroll practices. Beginning on the Effective Date, the amount of Executive’s Base Salary shall be $225,000 (less required or otherwise authorized withholdings and deductions), but the amount of the Base Salary shall be reviewed annually by the Compensation Committee of the Board of Directors which may, in its sole discretion, increase Executive’s Base Salary. The annual review of Executive’s Base Salary will consider, among other things, Executive’s duties, Executive’s own performance and the Company’s performance.

3.2.    Bonus. Executive shall be eligible to receive an annual lump sum bonus. If Executive achieves 100% of the performance targets set forth in reasonable annual performance objectives for the Executive approved by the President and Chief Executive Officer, the Company shall pay Executive a lump sum bonus in an amount equal to 30% of his Base Salary for each full calendar year of his employment (the “Target Bonus Amount”). Executive also shall be eligible for an annual bonus in such lesser amount as may be determined by the Compensation Committee of the Board of Directors, in good faith, where Executive’s annual performance objectives are substantially achieved or there is a reasonable basis for some of such objectives not being achieved. For 2004, Executive shall be eligible for a prorated portion of his annual bonus, calculated by multiplying the bonus by a fraction, the numerator of which is the number of full weeks Executive worked during 2004 and the denominator of which is 52. Employee’s eligibility for a bonus for the last calendar year of his employment will be governed by Section 4.3.

3.3.    Options. Executive shall be granted an option to acquire 30,000 shares of the common stock of the Company. The option shall vest as to one-third of these shares on each of the first three anniversaries of the Effective Date, if Executive is still employed with the Company on such anniversary date. The option shall provide for an exercise price of 100% of the stock’s fair market value on the date of grant, and shall provide for automatic vesting of the option to acquire all such shares of common stock, to the extent not already vested, upon (a) the consummation of a transaction constituting a Change in Control (as defined below), (b) the Company’s termination of Executive’s employment without Cause (as defined below) pursuant to Section 4.1.4, or (c) Executive’s termination of his employment with Good Reason (as defined below) pursuant to Section 4.1.5. In addition, Executive may hereafter be considered for further awards at such times as other senior executives of the Company are considered for such awards, but the decision of whether to grant such awards to Executive will be made by the Compensation Committee of the Board of Directors in its sole discretion.

3.4.    Restricted Stock Units. Executive shall be granted 10,000 shares of the common stock of the Company subject to certain restrictions (the “Restricted Stock Units”). Such Restricted Stock Units shall be granted as soon as practical after the Effective Date, in accordance with the Company’s 2004 Stock Award and Incentive Plan. All restrictions with respect to 5,000 of the Restricted Stock Units will lapse on the first anniversary of the Effective Date, and the restrictions with respect to 2,500 of the Restricted Stock Units will lapse on each of the second and third anniversaries of the Effective Date, if Executive is still employed with the Company on that anniversary date and if Executive has substantially met the performance targets described in Section 3.2. All restrictions with respect to Restricted Stock Units shall also lapse upon (a) consummation of a transaction constituting a Change in Control (as defined below), (b) the Company’s termination of Executive’s employment without Cause pursuant to Section 4.1.4, or (c) Executive’s termination of his employment with Good Reason pursuant to Section 4.1.5. In no case will unrestricted shares of the Company’s common stock represented by the Restricted Stock Units be delivered to Executive prior to the third anniversary of the Effective Date. In addition, Executive may hereafter be considered for further awards at such times as other senior executives of the Company are considered for such awards, but the decision of whether to grant such awards to Executive will be made by the Compensation Committee of the Board of Directors in its sole discretion.

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3.5.    Retirement Benefits. Executive shall be eligible to participate in the Company’s Non-Union Retirement Plan. In addition, Executive shall be eligible to receive additional retirement benefits pursuant to the Company’s Supplemental Executive Retirement Plan (“SERP”), as amended from time to time.

3.6.    Welfare Benefits. The Company shall provide Executive all rights and benefits for which Executive may be eligible under any welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent these rights and benefits are generally made available to other executives of the Company; provided, however, that Executive must meet the eligibility requirements for those plans, practices, policies and programs. In addition, the Company shall reimburse Executive for the cost of maintaining his COBRA benefits from his previous employer for a period of three months beginning on the Effective Date.

3.7.    Expense Reimbursement. The Company shall promptly reimburse Executive for reasonable expenses (including entertainment expenses) incurred by Executive while working on Company business, in accordance with the Company’s normal business expense reimbursement policies.

3.8.    Other Perquisites. Executive shall be provided with the following perquisites:
reimbursement of the cost of an annual physical, payment of membership dues to professional organizations, reimbursement for annual tax preparation expenses in an amount not to exceed $2,500 per year, and a car allowance in the amount of $600 per month.

3.9.    Relocation Expenses. In connection with Executive’s relocation to Michigan, Executive shall be reimbursed, on an after-tax equivalent basis, for reasonable and customary relocation expenses and for the reasonable costs of house hunting trips, realtor fees, ordinary and usual temporary living expenses and other normal and reasonably incurred expenses relating to his relocation in accordance with the Company’s Relocation Policy. (For purposes of the preceding sentence, “an after-tax equivalent basis” shall mean that Executive will be reimbursed in amount which will provide him a reimbursement amount which after the payment of all federal, state, and local income and employment taxes would equal the amount he would have received if the reimbursement were not subject to such taxation when made.)

3.10.    Vacation. Executive shall be entitled to four (4) weeks of paid vacation in each calendar year. Executive may carry over up to four (4) weeks of unused vacation from year to year during his employment, and any amount of unused vacation in excess of those 4 weeks that is not used during a calendar year will be forfeited.

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3.11.    Directors and Officers Insurance and Indemnification. Executive shall be covered under the Company’s directors and officers insurance policy and will have the indemnification benefits provided in the Company’s standard Directors and Officers Indemnification Agreement, which shall have the same terms as are provided to other officers of the Company.

4.    Termination of Employment.

4.1.    Reasons for Termination. Executive’s employment may be terminated by the Company or Executive at any time for any reason. However, for purposes of this Agreement, the reasons for the termination of Executive’s employment will be categorized as follows:

4.1.1.    Termination Due to Death. Executive’s employment will be terminated immediately upon the death of Executive.

4.1.2.    Termination Due to Disability. If the Company determines in good faith that the Disability of Executive has occurred during his employment (pursuant to the definition of “Disability” set forth below), it may give Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), if, within the 30 days after such receipt, Executive shall not have returned to the full-time performance of his duties. For purposes of this Agreement, “Disability” shall mean the inability of Executive, as determined by the Board of Directors, to perform the essential functions of Executive’s regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable mental or physical illness which has lasted (or can reasonably be expected to last) for 180 consecutive days.

4.1.3.    Termination by the Company for Cause. The Company may terminate Executive’s employment immediately at any time during his employment for Cause. For purposes of this Agreement, “Cause” shall mean:

4.1.3.1.    Executive’s continued failure or inability to perform any material duty reasonably assigned to Executive (other than any such failure resulting from Executive’s Disability) or Executive’s failure to substantially achieve his performance targets; or

4.1.3.2.    a material breach of this Agreement by Executive; or

4.1.3.3.    Executive’s commission of fraud against the Company or his engaging in willful misconduct which is materially injurious to the Company; or

4.1.3.4.    Executive’s willful misconduct involving a third party or conviction of a felony or guilty or nolo contendre plea by Executive with respect thereto.

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4.1.4.    Termination by the Company without Cause. The Company may terminate Executive’s employment at any time for any reason not amounting to Cause.

4.1.5.    Termination by Executive with Good Reason. Executive may terminate his employment at any time for Good Reason. For the purposes of this Agreement, “Good Reason” shall mean:

4.1.5.1.    the assignment to Executive of any duties that are materially inconsistent with Executive’s positions (including status, office, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a material diminution in Executive’s position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within thirty (30) days after receipt of written notice thereof given by Executive; or

4.1.5.2.    a material breach of this Agreement by the Company; or

4.1.5.3.    a reduction in Executive’s Base Salary or Target Annual Bonus; or

4.1.5.4    relocation of the Company’s headquarters or Executive’s work location by more than 25 miles (excluding any change in headquarters associated with the planned transfer of Company personnel to the Port Huron, Michigan area) or the assignment of Executive to a work location that is more than 25 miles from his work location immediately preceding the announcement of a transaction which, if consummated, would constitute a Change in Control.

4.1.6.    Termination by Executive Without Good Reason. Executive may terminate his employment at any time during his employment for any reason not amounting to Good Reason.

4.2.    Notice of Termination. Any termination of Executive’s employment (other than by death) shall be communicated to the other party by Notice of Termination given in accordance with this Section. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision of Section 4.1 of this Agreement under which the termination falls, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances supporting the designation of the termination under that provision of the Agreement, and (iii) sets forth the date of Executive’s termination (the “Date of Termination”), if other than the date of receipt of the Notice of Termination.

4.3.    Obligations upon Termination. Upon the termination of Executive’s employment, this Agreement shall terminate and all rights and obligations of the parties hereunder shall cease, except with respect to all vested rights and benefits and for all of the following:

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4.3.1.    To the extent not already paid or otherwise provided for, Executive shall be entitled to receive his annual Base Salary through the Date of Termination, any accrued vacation pay, and any other amounts or benefits required to be paid or provided under any plan, program, policy or agreement (including, without limitation, to the extent it has been earned during the preceding year but not paid to him, Executive’s annual bonus).

4.3.2.    In addition to the payments provided for in Section 4.3.1, if Executive’s employment is terminated by the Company without Cause pursuant to Section 4.1.4 or by Executive with Good Reason pursuant to Section 4.1.5, then Executive shall thereafter receive either:

4.3.2.1.    an amount (which will be payable in accordance with the Company’s usual payroll practices) equal to the sum of (i) Executive’s annual Base Salary as of the Date of Termination and (ii) a prorated Target Annual Bonus, calculated by multiplying the Target Annual Bonus for the then-current calendar year by a fraction, the numerator of which is the number of full weeks Executive worked during the calendar year of the Date of Termination and the denominator of which is 52; or

4.3.2.2.    in the event that a Change in Control has been consummated within the twelve (12) months preceding the Date of Termination, an amount equal to 2.99 times the sum of (i) his then Base Salary plus (ii) the Target Annual Bonus for the then-current calendar year, payable in a single lump sum within 60 days following the Date of Termination; provided that, the aggregate amount of any payment under this Section shall be reduced, to the extent necessary, so that the total of all payments to Executive under this Section and otherwise due to a Change in Control do not exceed 2.99 times Executive’s base amount, as such term is defined in Section 280G of the Internal Revenue Code and the regulations promulgated thereunder.

4.3.3.    In addition to the payments provided for in Sections 4.3.1 and 4.3.2, if Executive’s employment is terminated by the Company without Cause pursuant to Section 4.1.4 or by Executive with Good Reason pursuant to Section 4.1.5, then for one year after the Date of Termination the Company shall continue providing benefits to Executive and/or Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3.6 as if Executive’s employment had not been terminated, provided, however, that if Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan during that one-year period, then the medical and other welfare benefits described herein shall cease.

4.3.4.    Nothing in this Agreement shall affect Executive’s right to continue medical or other welfare benefits following Executive’s termination of employment, as provided under state or federal law.

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4.3.5.    The termination of Executive’s employment pursuant to Section 4 or otherwise shall not terminate or otherwise affect the rights and obligations of the parties pursuant to Sections 5 through 15 of this Agreement.

4.4.    For purposes of this Agreement, the following definitions shall apply:

4.4.1.    “Change in Control” shall mean:

4.4.1.1.    the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or entity or group of Persons or entities acting in concert as a partnership or other group (a “Group of Persons”) (other than a Person described in clause (i) of the definition of Affiliate);

4.4.1.2.    the consummation of any consolidation or merger of the Company with or into another entity with the effect that the stockholders of the Company immediately prior to the date of the consolidation or merger hold less than 51% of the combined voting power of the outstanding voting securities of the surviving entity of such merger or the entity resulting from such consolidation ordinarily having the right to vote in the election of directors (apart from rights accruing under special circumstances) immediately after such merger or consolidation;

4.4.1.3    the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;

4.4.1.4    a Person or Group of Persons acting in concert as a partnership, limited partnership, syndicate or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (“Beneficial Owner”) of securities of the Company representing 30% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; or

4.4.1.5    a Person or Group of Persons, together with any Affiliates thereof, shall succeed in having a sufficient number of its nominees elected to the Board of Directors such that such nominees, when added to any existing director remaining on the Board of Directors after such election who is an Affiliate of such Person or Group of Persons, will constitute a majority of the Board of Directors;

provided that the Person or Group of Persons referred to in clauses 4.4.1.1., 4.4.1.4. and 4.4.1.5. shall not mean K-1 USA Ventures, Inc. or any Group of Persons with respect to which K-1 USA Ventures, Inc. is an Affiliate.

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4.4.2.    “Affiliate” of any specified Person shall mean (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or officer (A) of such specified Person, (B) of any subsidiary of such specified Person or (C) of any Person described in clause (i) above or (iii) any Person in which such Person has, directly or indirectly, a five (5) percent or greater voting or economic interest or the power to control. For the purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities, or by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

4.4.3.    “Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

4.4.4.    “Voting Power” shall mean the voting power of all securities of a Person then outstanding generally entitled to vote for the election of directors of the Person (or, where appropriate, for the election of persons performing similar functions).

5.    Confidential Information and Trade Secrets.

5.1.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

5.1.1.    “Confidential Information” shall mean the proprietary and confidential data or information belonging to or pertaining to the Company other than “Trade Secrets” (as defined below), which is of tangible or intangible value to the Company and that is not generally known but is generally known only to the Company and those of its employees, independent contractors or agents to whom such information must be confided for business purposes, including, without limitation, information regarding the Company’s customers, strategic plans, suppliers, partners and affiliates, gained by Executive as a result of his affiliation with the Company.

5.1.2.    “Trade Secrets” shall mean information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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5.1.3.    To the extent that the definitions contained in Sections 5.1.1 and 5.1.2 are inconsistent with definitions of “confidential information” and “trade secrets” mandated under applicable law, the foregoing definitions shall be deemed amended to the degree necessary to render them consistent with applicable law.

5.2.    As a result of his employment with the Company, Executive will be exposed to and have access to certain Trade Secrets and Confidential Information. Executive acknowledges and agrees that the Trade Secrets and Confidential Information represent a substantial investment by the Company and that any unauthorized disclosure or use of any of the Trade Secrets or Confidential Information or any other violation of the confidentiality provisions of this Section 5, would be wrongful and could cause immediate and irreparable injury to the Company.

5.3.    Except as required in order to perform his obligations under this Agreement, or ordered by a court or regulatory agency, Executive shall regard and treat all Trade Secrets and Confidential Information as strictly confidential and wholly-owned by the Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, publish, market, transfer, assign, show, disclose, divulge, disseminate, reproduce, copy, misappropriate or otherwise communicate in any way to or for any person or entity:

(a)	any Confidential Information during his employment and for a period of two (2) years thereafter; and

(b)	any Trade Secret at any time during which such information constitutes a trade secret under applicable law.

5.4.    Executive shall exercise his best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information of the Company known by, disclosed to or made available to Executive, whether in connection with his employment or any other past or present relationship with the Company. Executive shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Executive becomes aware. If Executive is required by law to disclose Confidential Information or Trade Secrets, Executive will provide the Company with prompt prior written notice of such legal requirement so that the Company may seek a protective order or other appropriate remedy to such disclosure. Executive shall assist the Company, to the extent necessary, in the procurement or any protection of the Company’s rights to or in any of the Trade Secrets or Confidential Information.

5.5.    Immediately upon the termination of his employment or at any point prior to or after that time upon the specific request of the Company, Executive shall return to the Company all written or descriptive materials of any kind in possession or to any Confidential Information and Trade Secrets, and the confidentiality obligations described in this Agreement shall continue until their expiration under the terms of this Agreement.

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6.    Post-Termination Restrictions. Executive recognizes that the Company has spent substantial money, time and effort over the years in developing its Confidential Information (including strategic plans), and the Company is hereby agreeing to employ and pay Executive based upon Executive’s assurances and promises not to divert the Company’s goodwill or to put himself in a position following Executive’s employment with the Company in which the confidentiality of the Company’s Confidential Information or Trade Secrets or its ability to execute on its strategic plan might somehow be compromised. Accordingly, Executive agrees that during his employment and for two (2) years following the termination of employment (or one (1) year following the termination of employment, in the case of a termination by the Company without Cause pursuant to Section 4.1.4 or in the case of termination by the Executive for Good Reason pursuant to Section 4.1.5), regardless of how Executive’s termination occurs and regardless of whether it is with or without Cause or Good Reason, Executive will not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise):

6.1.    cause or attempt to cause any person or entity to divert, terminate, limit, modify or fail to enter into any existing or potential business relationship with the Company; or

6.2.    induce or attempt to induce any employee, consultant or advisor of the Company to leave his or her position with the Company or accept employment or an affiliation with a business which is competitive with any business in which the Company is engaged at the time of Executive’s termination or which is, on that date, set forth in the Company’s strategic plan as approved by the Board of Directors.

7.    Acknowledgment Regarding Restrictions. Executive recognizes and agrees that the restraints contained in Section 6 (both separately and in total) are reasonable and enforceable in view of the Company’s legitimate interests in protecting its Confidential Information (including strategic plans) and goodwill, and the limited scope of the restrictions in Section 6.

8.    Non-Waiver of Rights. The Company’s failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by Executive of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of the Company thereafter to enforce each and every provision in accordance with the terms of this Agreement.

9.    Company’s Right to Injunctive Relief, Tolling. In the event of a breach or threatened breach of any of Executive’s duties and obligations under the terms and provisions of Sections 5 or 6 hereof, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Executive hereby expressly acknowledges that the harm which might result to the Company’s business as a result of any noncompliance by Executive with any of the provisions of Sections 5 or 6 would be largely irreparable. Executive specifically agrees that if there is a question as to the enforceability of any of the provisions of Sections 5 or 6 hereof, Executive will not engage in any conduct inconsistent with or contrary to such Sections until after the question has been resolved by a final judgment of a court of competent jurisdiction. Executive and the Company agree that the running of the periods set forth in Section 6 hereof shall be tolled during any period of time in which Executive violates that section.

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10.    Judicial Enforcement. If any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law in any jurisdiction, the validity or enforceability of the remaining provisions thereof shall be unaffected as to such jurisdiction and such adjudication shall not affect the validity or enforceability of such provisions in any other jurisdiction. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited. The parties expressly acknowledge and agree that this Section is reasonable in view of the parties’ respective interests.

11.    Executive Representations. Executive represents that the execution and delivery of the Agreement and Executive’s employment with the Company do not violate any previous employment agreement or other contractual obligation of Executive. Executive further agrees to disclose, during the twenty-four (24) month period following Executive’s employment with the Company, the terms of Sections 5 and 6 of this Agreement to any potential future employer, joint venturer, contractor or partner.

12.    Executive Covenant. Following his employment with the Company, Executive agrees to cooperate with the Company and its counsel in the contest or defense of, and to provide any testimony and access to his books and records in connection with, any action, arbitration, audit, hearing, investigation, litigation or suit involving or relating to any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction involving the Company while he was employed by the Company. The Company will reimburse reasonable and actual expenses incurred by Executive in connection with such cooperation. For its part, the Company shall (i) make every reasonable effort to arrange for such cooperation to be provided by Executive at mutually-convenient times and places and otherwise in a manner that does not interfere unreasonably with Executive’s employment, search for employment, or retirement, and (ii) compensate Executive reasonably for his professional services (except in a situation where Executive is providing testimony in a court of law or administrative proceeding on behalf of the Company, in which case Executive will only receive legally mandated witness fees and reimbursement of the reasonable and actual expenses described above).

13.    Amendments, Entire Agreement. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto. This Agreement supersedes all prior agreements and understandings between Executive and the Company to the extent that any such agreements or understandings conflict with the terms of this Agreement.

14.    Assignments. This Agreement shall be freely assignable by the Company to and shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by the Company. Being a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by Executive.

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15.    Choice of Forum and Governing Law; Attorneys’ Fees. The parties agree that: (i) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted in the state or federal courts in Michigan; and (ii) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Michigan, without regard for any conflict of law principles. If Executive brings a lawsuit against the Company for claims arising under this Agreement in connection with a Change in Control and Executive prevails on one or more of those claims, the Company shall reimburse Executive for reasonable attorneys’ fees incurred by Executive in connection with those claims upon which Executive prevails (to the extent that such fees are not awarded as a part of any judgment). Such reimbursement will occur after the conclusion of the litigation, including appeals, if any.

16.    Headings. Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively alter the content of such sections.

17.    Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year first above written.

SEMCO ENERGY INC.

By:/s/George A. Schreiber, Jr.            Date: 9/2/04
George A. Schreiber, Jr.
President and Chief Executive Officer

EXECUTIVE

/s/Peter F. Clark                 Date: 9/20/04
Peter F. Clark

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